Exhibit 10.1

EMPLOYMENT AGREEMENT

This sets forth the EMPLOYMENT AGREEMENT made and entered into as of August 1, 2006 (the “Effective Date”) by and among (i) Alliance Financial Corporation, a New York corporation and registered bank holding company (“Corporation”), and Alliance Bank, N.A. (“Bank”), which is a wholly-owned subsidiary of the Corporation (collectively, the Corporation and Bank are hereafter referred to as “Employer”), having an office in Syracuse and in Cortland and Oneida, New York, and (ii) JACK H. WEBB, an individual currently residing at 5216 Duane Drive, Fayetteville, New York (“Employee”). This Agreement supersedes the Employment Agreement between the parties dated as of April 29, 2003 which provided for a term ending July 31, 2006.

WITNESSETH

IN CONSIDERATION of the mutual premises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following employment terms.

1.	Employment.

(a)      Term. Employer shall employ Employee, and Employee shall serve as an executive officer of Employer, in accordance with the terms and conditions of this Agreement, for a term commencing on the Effective Date and ending on July 31, 2009 subject to renewal and termination as provided in this Agreement. On August 1, 2007, and upon the expiration of each 12-month period thereafter (each such date is referred to as a “Renewal Date”), unless previously terminated, the term will be extended automatically for 12 months, unless prior to the July 1 immediately preceding a Renewal Date either party gives notice to the other that the term will not be extended.

(b)      Duties. On the terms and subject to the conditions set forth herein, the Employer employs the Employee to serve as the President and Chief Executive Officer of the Corporation and of the Bank. The Employee shall perform the regular duties commensurate with his position, subject to the control and supervision of Employer’s Boards of Directors, as from time to time may be reasonably assigned to Employee by Employer based upon his position. Employee shall devote Employee’s best efforts to the affairs of Employer, serve faithfully and to the best of Employee’s ability and devote all of Employee’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, business and civic organizations, provided that Employee’s involvement in such activities does not adversely affect the performance of his duties on behalf of Employer. Employee shall continue to serve as a director on the Board of Directors of the Corporation and the Bank subject to the regular and legally required procedures for renomination and election by shareholders of the Corporation. Employee shall also serve on the Board of Directors of, or as an officer of Employer’s affiliates, if requested to do so by the Boards of Directors of Employer.

2.	Compensation and Benefits.

(a)     Employer. Whenever in this Agreement Employee is entitled to compensation, benefits or other remuneration from Employer, the term Employer shall mean the Corporation or the Bank. Employee shall not be entitled to duplicate compensation, benefits or other remuneration from the Corporation and the Bank.

(b)     Base Salary. The Employee shall initially be paid a base salary at an annualized rate of $330,000 (“Base Salary”), which shall be the effective base salary rate as of August 1, 2006. On an annual basis, consistent with Employer’s regular review procedures, the Employee’s base salary shall be reviewed and may be adjusted in the discretion of the Corporation’s Board of Directors, provided that it shall not be decreased below the Base Salary amount. Employee’s Base Salary shall be paid in accordance with Employer’s regular payroll practices for executive employees.

(c)     Bonuses. Employee shall be entitled to participate in the short term and long term incentive compensation plans, bonus, or similar plans maintained from time to time by the Employer for its senior executive officers upon terms which may be separate and distinct from other senior management. Upon termination of Employee’s employment, other than a termination for cause pursuant to subparagraph 5(d), Employee shall be entitled to a pro rata portion (based on Employee’s complete months of active employment in the applicable year) of the annual cash bonuses that are payable with respect to the year during which the termination occurs.

(d)     Benefit Plans. Employee shall be eligible to participate in any Employer maintained employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by Employer for the benefit of its executive employees. Employee’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

(e)     Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee’s actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee’s duties under this Agreement.

(f)     Other Benefits. During the period of employment, Employee shall also be entitled to receive the following benefits:

(i)     Paid vacation of at least 4 weeks during each calendar year (prorated for partial years) (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer’s holiday policy;

(ii)     Reasonable sick leave;

(iii)    Reimbursement of membership fees incurred by Employee at a city club, at a health club of Employee’s choice and at a country club of Employee’s choice;

(iv)    The use of an Employer-owned automobile of Employee’s choice, the purchase and replacement of which shall be subject to the approval of the Board of Directors of Employer; and

(v)     Reimbursement of the purchase price of a cellular telephone and all Employer-related business charges incurred in connection with the use of such telephone.

(g)     Equity Based Compensation. Employee shall be eligible to participate in the Corporation’s 1998 Long Term Compensation Plan or similar equity based programs maintained by Employer for the benefit of its executive employees. Employee’s participation in such benefit plans and programs shall be based on and subject to the eligibility requirements and other terms and conditions of such plans and programs.

3.     Supplemental Retirement Benefit. Supplemental retirement benefits shall be provided pursuant to a separate agreement between Employee and Employer.

4.     Termination. Prior to a “Change of Control” (as defined in subparagraph 5(c)), Employee’s employment by Employer shall be subject to termination as follows:

(a)     Expiration of the Term. Except as provided in subparagraph 16(d), this Agreement and Employee’s employment with Employer shall terminate automatically at the expiration of this Agreement, unless the parties enter into a written agreement extending Employee’s employment.

(b)     Termination Upon Death. This Agreement shall terminate upon Employee’s death. In the event this Agreement is terminated as a result of Employee’s death, Employer shall continue payments of Employee’s then current Base Salary for a period of 60 days following Employee’s death to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix A.

(c)     Termination Upon Disability. Employer may terminate this Agreement upon Employee’s disability. For purposes of this Agreement, Employee’s inability to perform Employee’s duties hereunder by reason of physical or mental illness or injury for a period of (i) 26 consecutive weeks that follows Employee’s use of all available sick leave or (ii) a total of 30 weeks in any given calendar year (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, or if Employer shall disagree with the findings of the physicians, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Employee and Employer. During the Disability Period, Employee shall be entitled to 100% of Employee’s then current Base Salary otherwise payable during that period, reduced by any other Employer-provided benefits to which Employee may be entitled with respect to the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement).

(d)     Termination for Cause. Subject to satisfaction of the notice and correction provisions of this subparagraph (d), Employer may terminate Employee’s employment for “cause” by written notice to Employee. For purposes of this Agreement, a termination shall be for “cause” if the termination results from any of the following events:

(i)      Material breach of this Agreement;

(ii)     Misconduct as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder which consists of misappropriating any funds or property of any such company, or attempting to obtain any personal profit (x) from any transaction to which such company is a party or (y) from any transaction with any third party in which Employee has an interest which is adverse to the interest of any such company, unless, in either case, Employee shall have first obtained the written consent of the Board of Directors of Employer;

(iii)     Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within 30 days following Employee’s receipt of written notice to Employee of such neglect or refusal;

(iv)     Conviction of a crime involving moral turpitude;

(v)     Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer’s unexcused failure to perform its obligations under this Agreement; or

(vi)     Failure to follow the reasonable and documented instructions of the Board of Directors of Employer, provided that the instructions do not require Employee to engage in unlawful conduct.

Notwithstanding any other term or provision of this Agreement to the contrary, if Employee’s employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

(e)     Termination Without Cause. Employer may terminate Employee’s employment for reasons other than “cause” (as defined in subparagraph 4(d)) upon not less than 60 days prior written notice delivered to Employee, in which event Employer shall be obligated to pay to Employee amounts equivalent to the unpaid compensation and benefits that would have been paid to or earned by Employee pursuant to this Agreement, if Employee had remained employed under the terms of this Agreement until the expiration of this Agreement. At the option of Employer such amounts may paid in a lump sum payment following the termination date. This subparagraph (e) shall not require an acceleration or duplication of payments to be made pursuant to paragraph 3, or benefits to be provided pursuant to paragraph 5, following Employee’s termination of employment.

(f)     Change of Control. If Employee’s employment by Employer shall cease for any reason other than “cause” (as defined in subparagraph 4(d)) within 24 months following a “Change of Control” (as defined in subparagraph 5(c)) that occurs during the term of this Agreement, the provisions of paragraphs 5 shall apply.

(g)     Resignation as Director. Upon Employee’s termination of employment for any reason, Employee agrees to resign as a member of Employer’s Board of Directors, if Employee is a director at the time of termination, and to resign from any and all other offices and positions related to Employee’s employment with Employer and held by Employee at the time of termination.

5.	Termination Following a Change of Control.

(a)     In the event of a “Termination” (as defined in paragraph 5(d) below) of Employee’s employment in anticipation of, or within 24 months after, a Change of Control (as defined in paragraph 5(c) below), the Employer shall:

(i)     Within 60 days of termination, pay to Employee 2.99 times the average annual compensation paid to Employee by Employer and included in Employee’s gross income for income tax purposes during the three full taxable years that immediately precede the year during which the Change of Control occurs;

(ii)     Provide Employee with fringe benefits, or the cash equivalent of such benefits, identical to those described in paragraph 2 for a period of 24 months following Employee’s termination of employment; and

(iii)     Treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to Employee that are not otherwise vested or exercisable or that have not been exercised.

(b)     If any portion of the amounts paid to, or value received by, Employee following a Change of Control (whether paid or received pursuant to this paragraph 5 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Sections 280G and 4999, then payments to Employee pursuant to this Agreement shall be limited or modified to the extent necessary to eliminate the application of Internal Revenue Code Sections 280G and 4999. The amount of any payment required by this subparagraph (b) shall be calculated by the Employer’s independent auditors, assuming Employee is subject to federal, state and local income taxes at the highest marginal rate.

(c)     For purposes of paragraph 5(a), a “Change of Control” shall be deemed to have occurred if:

(i)     any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities;

(ii)     as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

(iii)     Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

(iv)     a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding voting securities; or

(v)     Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

(d)	For purposes of paragraph 5(a), “Termination” shall mean

(i)     termination by the Employer (or successor entity) of the employment of Employee for any reason other than death, Disability (as defined in paragraph 4(c) or termination for “cause” (as defined in paragraph 4(d)), or

(ii)     resignation by the Employee for the following reasons: (A) a significant change in the nature or scope of the Employee’s authority from that prior to a Change of Control, (B) a reduction in the Employee’s total compensation (including all earned bonuses and benefits) from that prior to that Change in Control, or (C) a change in the general location where the Employee is required to perform services from that prior to a Change of Control.

6.	Covenants.

(a)     Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee’s employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer’s right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of its or their dealings, transactions or affairs which may come to Employee’s knowledge in the pursuance of his duties or employment.

(b)     No Competition. Employee’s employment is subject to the condition that during the term of his employment hereunder and for a period of 24 months following the date his employment ceases for any reason except for a termination by Employer without cause pursuant to paragraph 4(e) (the “Date of Termination”), Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer, in any area or market where such business is being conducted at the Date of Termination. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer’s consolidated gross sales or operating revenues is derived from, or 5% or more of Employer’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 1% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

Notwithstanding the restrictive covenants set forth in paragraph 6(b), in the event this Agreement is not renewed upon its expiration as set forth in paragraph 1(a) following the good faith negotiations of the parties, then in that situation only, the period of noncompetition shall continue for six months following the Date of Termination (instead of for two years). In this event of non-renewal, the Employer at its sole option may extend that period of noncompetition for an additional six-month period (for a total of 12 months following the Date of Termination) upon electing to pay an amount to Employee equal to six months of his final base salary amount. If Employer elects to extend the noncompetition period for the additional six month period it will advise Employee in writing with 30 days of the Date of Termination and the payment equivalent to six months’ base salary shall be paid to Employee in six equal monthly installments commencing within six months following the Date of Termination.

(c)     Certain Affiliates of Employer. It is understood that Employee may have access to technical knowledge, trade secrets and customer lists of affiliates of Employer or companies which Employer’s parent may acquire in the future and may serve as a member of the board of directors or as an officer or employee of an affiliate of Employer. Employee covenants that he shall not, during the term of his employment by Employer or for a period of 24 months thereafter, in any way, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise aid or assist anyone else in any business or operation which competes with or engages in the business of such an affiliate.

(d)     Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 6, Employer may terminate, offset and/or recover from Employee immediately any and all benefits paid to Employee pursuant to this Agreement, in addition to any and all other remedies available to Employer under the law or in equity.

(e)     Modification. Although the parties consider the restrictions contained in this paragraph 6 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this paragraph 6, as so amended, shall be enforced.

(f)     Other Agreements. Employee represents and warrants that neither Employee’s employment with the Corporation nor Employee’s performance of his obligations hereunder will conflict with or violate Employee’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

7.     Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

8.     Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence and to Employer at its offices in Syracuse, New York (with a copy to the Chair of the Compensation Committee of Board of Directors) or at such other addresses as either Employee or Employer may, by similar notice, designate.

9.     Rules, Regulations and Policies. Employee shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations. The terms of this Agreement are subject to the provisions of all applicable laws, rules and regulations.

10.      Return of Employer’s Property; Release. After Employee has received notice of termination or at the end of the Period of Employment, whichever first occurs, Employee shall immediately return to Employer all documents and other property in his possession belonging to Employer. Employer may condition payments due on Employee’s termination of employment upon receipt by Employer from Employee of a customary release.

11.     Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted.

12.     Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

13.     Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

14.     Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

15.     Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

16.	Miscellaneous.

(a)     This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements.

(b)     This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

(c)     The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d)     The provisions of paragraphs 4, 5, 6, 7 and 11-16 hereof shall survive the termination or expiration of this Agreement.

The foregoing is established by the following signatures of the parties.

ALLIANCE FINANCIAL CORPORATION

By: /s/ Donald H. Dew

Its: Director

ALLIANCE BANK, N.A.

By: /s/ Donald H. Dew

Its: Director

/s/ Jack H. Webb

Jack H. Webb

APPENDIX A

BENEFICIARY DESIGNATION FORM

Pursuant to the Employment Agreement between (i) Alliance Financial Corporation and Alliance Bank, N.A., and (ii) Jack H. Webb, dated as of August 1, 2006 (“Agreement”), I, Jack H. Webb, hereby designate Linda L. Webb, my wife, as the beneficiary of amounts payable upon my death in accordance with paragraph 4(c) of the Agreement. My beneficiary’s current address is 5216 Duane Drive, Fayetteville, New York.

Dated: July 6, 2006	/s/ Jack H. Webb

Jack H. Webb

/s/ Judy A. Schultz

Witness